Exhibit 10.19

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on August 4, 2020 by and between BKV Corporation, a Delaware corporation (the “Corporation”), and Christopher Pungya Kalnin (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

2.             Employment. The Corporation offers to employ Executive with the Corporation, and Executive accepts such employment with the Corporation, upon and subject to the terms and conditions set forth in this Agreement for the period beginning on May 1, 2020 (the “Effective Date”) and ending as provided in paragraph 5 hereof (the “Employment Period”), it being understood that the parties agree to renegotiate, in good faith, the terms and conditions of Executive’s employment with the Corporation in the event the Employment Period has not concluded by December 31, 2030.

3.             Position and Duties.

(a)            During the Employment Period, Executive shall serve as the Chief Executive Officer (“CEO”) of the Corporation and/or an executive of any subsidiary of the Corporation as may be designated by the Corporation and agreed upon by Executive from time to time (such subsidiaries, collectively, the “Group Companies” and, each and any of them, a “Group Company”) and shall have the normal duties, responsibilities and authority of an executive serving in such position subject to the terms and conditions of the Stockholders’ Agreement, the Bylaws, and the work rules and internal policies established by the Board, in good faith, from time to time. For so long as Executive holds the position of CEO, the Corporation shall use its good faith efforts to nominate Executive for election and re-election to the Board and to procure his election thereto at any applicable meeting of shareholders held for the purpose of electing directors, and Executive agrees to serve on the Board. Executive agrees that, unless specifically addressed in writing by the Corporation’s parent entity, Executive’s separation from employment or termination as the Corporation’s CEO shall constitute his immediate and automatic resignation from the Board.

(b)            During the Employment Period, Executive shall report solely to the Board.

(c)            During the Employment Period, Executive shall devote all of Executive’s reasonable best efforts and Executive’s full business time and attention (except for permitted paid time off periods and reasonable periods of illness or other incapacity) to the Business; provided, however, that Executive may (i) engage in charitable and civic activities, (ii) manage his personal and/or family finances and/or investments, and (iii) subject to the consent of the Board, serve on any board of directors for other public or private companies, in each case so long as such activities do not compete with the Business, create any conflict with the interest of any Group Company or materially interfere, individually or in the aggregate, with the performance of his duties hereunder.

1

(d)            Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(e)            During the Employment Period, Executive shall perform Executive’s duties and responsibilities principally at the Corporation’s headquarters in Denver, Colorado area; provided, however, that Executive acknowledges that he may from time to time be required to engage in travel in connection with the performance of his duties hereunder.

4.             Compensation and Benefits.

(a)            Salary. Under this Agreement, Executive’s initial annual base salary shall be $500,000.00, payable in 12 monthly installments based on the Corporation’s payroll practices in the amount of $41,666.67 per month (prorated for any partial month). The annual base salary of Executive in effect from time to time is hereinafter referred to as the “Base Salary”. The Board shall review the Base Salary annually commencing in the 2021 Financial Year and may, in its sole discretion, increase it.

(b)            Annual Incentive Compensation. During the Employment Period, Executive will be eligible to receive an annual incentive compensation payment, based on the achievement of goals reasonably determined in good faith by the Board, which may include Executive’s historical and anticipated future performance, the Business’s growth and profitability, and other relevant considerations (the “Annual Incentive Compensation”).

(i)            Target of Annual Incentive Compensation. During the Employment Period, with respect to the 2020 Financial Year and each Financial Year thereafter, Executive’s target incentive compensation amount is equal to 100% of the amount of the Base Salary for such Financial Year (“Target Incentive Compensation Amount”).

(ii)           Payment of Annual Incentive Compensation. The Annual Incentive Compensation will be calculated on a sliding scale, with ranges above and below target, consistent with the Annual Incentive Compensation calculations prepared by the Corporation’s compensation committee for the Board, as approved by the Board, and provided to Executive during the applicable Financial Year. Except as otherwise set forth herein, Executive will be required to be employed by the Corporation on December 31st of the Financial Year to which the Annual Incentive Compensation relates in order to be eligible to receive the applicable Annual Incentive Compensation payment under this subparagraph 4(b). The Annual Incentive Compensation will be paid by no later than March 15th of the Financial Year following the Financial Year to which such Annual Incentive Compensation relates.

(c)            Paid Time Off. During the Employment Period, Executive shall be entitled to eight (8) weeks of paid time off during each Financial Year (prorated for any partial Financial Year). Any accrued paid time off that is not used in the Financial Year in which it is earned will not be eligible to be carried forward to, or otherwise used in, any subsequent Financial Year.

(d)            Holidays. During the Employment Period, Executive shall be entitled to holidays consistent with the Corporation’s policy established by the Board, which may be amended from time to time by the Board.

2

(e)            Standard Benefits Package. Executive shall be eligible during the Employment Period to participate, on the same basis as other employees of the Corporation, in the Corporation’s Standard Benefits Package. The Corporation’s “Standard Benefits Package” means those benefits that are offered to all employees of the Corporation on a uniform and nondiscriminatory basis, including health insurance coverage and participation in a 401(k) plan, if such programs are sponsored by the Corporation.

(f)             Long-Term Incentive Compensation. With respect to each Financial Year during the Employment Period beginning with the 2020 Financial Year, Executive shall be eligible to participate in the Corporation’s 2020 Employee Equity Incentive Plan, maintained by the Corporation (and any successor plan thereto) (the “Equity Plan”) at a level commensurate with his position as CEO. Notwithstanding anything herein to the contrary, it is agreed that each year for a period of four years (2020, 2021, 2022 and 2023) Executive shall be granted an equity award in the form of restricted stock units (each an “Annual RSU Grant”) that is equal to, at least, 325,900 shares of the share reserve under the Equity Plan per year in accordance with and subject to the terms of the Equity Plan.

5.             Employment Period. The Employment Period shall end early upon the first to occur of any of the following events:

(a)            Executive’s death;

(b)            a separation of Executive’s employment hereunder that is effected by the Corporation due to Executive’s Permanent Disability;

(c)            the Corporation and Executive mutually agree in writing to terminate this Agreement without agreeing to enter into a new employment contract that would become effective on or about the time that this Agreement terminates;

(d)            a Separation For Cause;

(e)            a Separation Without Cause;

(f)             a Separation With Good Reason; or

(g)            a Voluntary Separation.

6.             Post-Employment Payments.

(a)            At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any portion of the Base Salary which has accrued but is unpaid, (ii) any Annual Incentive Compensation set forth in subparagraph 4(b) above that has been earned for a prior Financial Year but is unpaid, (iii) any reimbursable expenses which have been incurred but are unpaid, (iv) any paid time off days which have accrued pursuant to the Corporation’s paid time off policy, as in effect from time to time, but are unused, as of the end of the Employment Period, and (v) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) (the foregoing (i) through (v) being, the “Accrued Rights”).

3

(b)            If the Employment Period ends pursuant to paragraph 5 on account of a Separation For Cause or a Voluntary Separation, the Corporation shall pay Executive (i) the Accrued Rights and (ii) any option or other equity-grant rights or plan benefits to the extent that they have already vested in accordance with the Corporation’s Equity Plan by the time of such separation.

(c)            If the Employment Period ends pursuant to paragraph 5 on account of a Separation Without Cause or a Separation With Good Reason, any outstanding Annual RSU Grant shall become vested and the Corporation shall pay Executive (i) the Accrued Rights and (ii) an amount equal to 200% of the aggregate amount of the Base Salary plus the Target Incentive Compensation Amount at the time of such separation. The amounts payable under clause (ii) of the preceding sentence shall be paid in a lump sum on the 61st day after the date on which such separation of employment occurs (the “Severance Payment Date”), it being understood that the amounts payable under clause (i) of the preceding sentence shall be payable in accordance with applicable law or their applicable terms, but in no event later than the Severance Payment Date.

(d)            If the Employment Period ends pursuant to paragraph 5 on account of a Separation Without Cause or Separation With Good Reason, if Executive elects continuation coverage under the Corporation’s medical plan pursuant to COBRA, the Corporation shall reimburse Executive (provided such reimbursement does not result in material taxes or penalties for the Corporation) for the full amount of Executive’s COBRA premium payments for such coverage and his eligible dependents until the earlier of (i) Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (ii) the date that is eighteen (18) months following the separation of Executive’s employment. The Corporation shall make any such reimbursement within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA premium.

(e)            It is expressly understood that the Corporation’s payment obligations under subparagraphs 6(b), 6(c) or 6(d), as applicable, shall cease in the event Executive breaches in any material respect any of the agreements in paragraphs 7 or 9 hereof. Each payment under subparagraphs 6(b), 6(c) or 6(d), as applicable, shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

(f)             Executive shall not be required to mitigate the amount of any payment provided for under subparagraphs 6(b), (c) or 6(d), as applicable, by seeking other employment and such amounts shall not be reduced whether or not Executive obtains other employment, except as provided in subparagraph 6(e).

(g)            Release. Notwithstanding anything in this Agreement to the contrary, the Corporation shall not be obligated to make any payment under subparagraphs 6(b), 6(c) or 6(d), as applicable, unless (1) Executive timely executes the Release Agreement attached hereto as Exhibit A within the Consideration Period (as defined therein) and (ii) Executive does not revoke such execution or signature within the Revocation Period (as defined therein).

4

7.             Competitive Activity; Confidentiality; Non-Solicitation.

(a)            Acknowledgements and Agreements. Executive hereby understands and agrees that trade secrets and Confidential Information of the Corporation and the Group Companies, more fully described in subparagraph 7(e)(i), gained by Executive during Executive’s association with the Corporation or any Group Company, have been developed by the Corporation or such Group Company (as applicable) through substantial expenditures of time, effort and money and constitute valuable and unique property of the Corporation or such Group Company (as applicable). Executive further understands and agrees that the foregoing makes it necessary for the protection of the Business that Executive not compete with the Corporation or any Group Company during his employment with the Corporation, and not compete with the Corporation or any Group Company for a reasonable period thereafter, as further provided in the following subparagraphs. In consideration for Executive’s receipt of trade secrets and Confidential Information, Executive agrees to the following restrictive covenants:

(b)            Covenants.

(i)            Covenants During Employment. While being employed by the Corporation, Executive will not compete with the Corporation or any Group Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Corporation, Executive will not do or attempt to do any of the following:

(A)           entering into or engaging in any business which competes with the Business;

(B)            soliciting any customers, business, assets, investments or patronage (or customer, business, asset, investment or patronage prospects) for, or selling, any products or services in competition with or for, any business that competes with the Business;

(C)            diverting, enticing or otherwise taking away any customers, business, assets or investments or patronage (or customer, business, asset, investment or patronage prospects) of the Corporation or any Group Company; or

(D)            promoting, managing or assisting, financially or otherwise, any Person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Business.

(ii)           Covenants Following Separation. For a period of eighteen (18) months following a separation of Executive’s employment, Executive shall not:

(A)           enter into or engage in any business which competes with the Business within the Restricted Territory;

(B)            solicit any known customers, business, assets, investments or patronage (or customer, business, asset, investment or patronage prospects) for, or sell, any products or services in competition with or for, any business that competes with the Business within the Restricted Territory;

5

(C)            divert, entice or otherwise take away any known customers, business, assets or investments or patronage (or customer, business, asset, investment or patronage prospects) of the Corporation or any Group Company within the Restricted Territory; or

(D)            promote, manage or assist, financially or otherwise, any Person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Business within the Restricted Territory.

Notwithstanding the foregoing, following a separation of Executive’s employment as a result of a Separation Without Cause or a Separation With Good Reason, Executive shall not be considered to have breached this subparagraph 7(b)(ii) if Executive provides services to a business unit, division or subsidiary of an entity that otherwise competes with the Business through another business unit, division or subsidiary of such entity, so long as Executive only provides services to the business unit, division or subsidiary that does not compete with the Business and Executive takes no actions that would compete with the Business or otherwise violate any of the provisions of this paragraph 7 or of paragraph 9. For purposes of this subparagraph 7(b)(ii), customers, business or patronage (or active customer, business or patronage prospects) shall be presumed as “known” to the extent the Corporation, in good faith, treated such customers, business or patronage (or active customer, business or patronage prospects) as such at any time during the twelve (12) month period prior to Executive’s separation of employment.

(iii)          Indirect Competition. For the purposes of subparagraphs 7(b)(i) and (ii), but without limiting such provisions, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a shareholder of any corporation (or owner of any other type of equity interest in any other entity) in which Executive or Executive’s spouse (to the extent Executive and Executive’s spouse are not legally separated), minor child or parent sharing the same household as Executive owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock or other equity interests.

(iv)          If it is judicially determined, or by consent of Executive, that Executive has violated this subparagraph 7(b) and the Corporation obtains an order, injunction or other equitable relief, then the period applicable to each obligation that Executive has been determined to have violated will be automatically extended by a period of time equal in length to the period during which such violation occurred.

(c)            The Corporation. For purposes of this paragraph 7, the Corporation shall include the Corporation, the Group Companies and any and all other direct and indirect subsidiary, parent, affiliated, or related companies of the Corporation for which Executive worked or had responsibility at the time of separation of his employment and at any time prior to such separation.

(d)            Non-Solicitation; Non-Association. Executive will not directly or indirectly at any time during the period of Executive’s employment, or for a period eighteen (18) months following a separation of Executive’s employment, disrupt, damage, impair or interfere with the Business by raiding any of the Corporation’s or any Group Company’s employees, soliciting any of them to resign from their employment by the Corporation or such Group Company (as applicable) or associating with any of them for the express purpose of encouraging them to resign from their employment by the Corporation or such Group Company (as applicable), or by disrupting the relationship between the Corporation or any Group Company and any of its consultants, agents or representatives, or attempt to do any of the foregoing; provided, however, that this subparagraph 7(d) shall not prohibit Executive from providing references for the Corporation’s or a Group Company’s employees, when contacted by a prospective employer. Executive acknowledges that this covenant is necessary to enable the Corporation and the Group Companies to maintain a stable workforce and remain in business.

6

(e)            Further Covenants.

(i)            Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Corporation, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets, proprietary data and information relating to the Corporation or any Group Company’s past, present, or future business and products, price lists, customer lists, customer contracts, processes, procedures, plans or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, registered or labeled as confidential, or information or data that the Corporation or any Group Company advises Executive should be treated as confidential information, including without limitation as to when or how Executive may have acquired such information (“Confidential Information”), except (A) as required in the performance of his duties to the Corporation, (B) to the extent that Executive is required by law, or requested by subpoena, court order or governmental, regulatory or self-regulatory body with apparent authority to disclose any Confidential Information (provided that in such case, Executive shall (x) provide the Board, to the extent legally permitted, with notice as soon as practicable following such request that such disclosure has been requested or is or may be required, (y) reasonably cooperate with the Board, at the Corporation’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information, and (z) disclose only that Confidential Information which he is legally required to disclose), (C) disclosing information that has been or is hereafter made public through no act or omission of Executive in violation of this Agreement, the Stockholders’ Agreement or any other confidentiality obligation or duty owed to the Corporation or any Group Company, (D) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice (provided that such advisors undertake to the Corporation to keep such information confidential), or (E) disclosing information and documents to the extent reasonably appropriate in connection with any litigation or arbitration between Executive and the Corporation or any Group Company. Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Corporation or any Group Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Corporation and the Group Companies to maintain the secrecy of such information, that such information is the sole property of the Corporation or the Group Companies (as applicable) and that any retention and use of such information by Executive during Executive’s employment with the Corporation (except in the course of performing Executive’s duties and obligations to the Corporation) or after the separation of Executive’s employment shall constitute a misappropriation of the Corporation’s and the Group Companies’ trade secrets.

7

(ii)           The U.S. Defend. Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iii)          Executive agrees that upon separation of Executive’s employment with the Corporation, for any reason, Executive shall return to the Corporation, in good condition, all property of the Corporation, including without limitation, the originals and all copies of any documents and materials which are under his possession and contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(e)(i) of this Agreement. Notwithstanding the foregoing, Executive shall be permitted to retain or copy (A) his contacts, calendar and personal correspondence, and (B) any documents or information related to his compensation or reasonably needed for Executive’s tax purposes.

(iv)          Nothing in this Agreement prevents Executive from, providing, without prior notice to the Corporation, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

(f)             Discoveries and Inventions., Work Made for Hire.

(i)            Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, innovation, analysis, report, drawing, copyright, patent, trademark, intellectual property right, software, writing or other definite and useful idea or compilation of information of value (“Intellectual Development”) that: (A) relates to the Business, or (B) relates to the Corporation’s or any Group Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Corporation or any Group Company, Executive will assign to the Corporation (or a Group Company designated by the Corporation) the entire right, title and interest in and to any such Intellectual Development. Executive has no obligation to assign any Intellectual Development that Executive conceives and/or develops entirely on Executive’s own time without using the Corporation’s or any Group Company’s equipment, supplies, facilities, or trade secret information unless the Intellectual Development either: (x) relates to the business of the Business, or (y) relates to the Corporation’s or any Group Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Corporation or any Group Company. Executive agrees that any Intellectual Development that relates to the business of the Corporation or any Group Company or relates to the Corporation’s or any Group Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within eighteen (18) months following separation of Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Corporation’s or a Group Company’s equipment, supplies, facilities, and/or trade secrets.

8

(ii)           In order to determine the rights of Executive and the Corporation or a Group Company in any Intellectual Development, and to insure the protection of the same, Executive agrees that during Executive’s employment, and, to the extent related to the Business, for eighteen (18) months after the separation of Executive’s employment under this Agreement or any successor agreement, Executive will disclose immediately and fully to the Corporation any Intellectual Development conceived, made or developed by Executive solely or jointly with others. The Corporation agrees to keep any such disclosures confidential. Executive also agrees during Executive’s employment, and, to the extent related to the Business, for eighteen (18) months after the separation of Executive’s employment under this Agreement or any successor agreement, to record descriptions of all work in the manner directed by the Corporation and agrees that all such records will be the exclusive property of the Corporation and the Group Companies. Executive agrees that at the request of and without charge to the Corporation, but at the Corporation’s expense, Executive will execute a written assignment of the Intellectual Development to the Corporation and will assign to the Corporation (or a Group Company designated by the Corporation) any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Corporation to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Corporation is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Corporation (or its designated Group Company) of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the General Counsel of the Corporation as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)          Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Corporation shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Corporation and the Group Companies.

(g)            Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Corporation or induce the Corporation to use any secret or confidential information belonging to Executive’s former employers. Executive represents and warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Corporation and the Group Companies and/or to disclose to any of them any Intellectual Development that may be conceived during employment with the Corporation. Executive agrees to provide the Corporation with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Corporation.

9

(h)            Relief. Executive acknowledges and agrees that the remedy at law available to the Corporation for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Corporation may have under the Stockholders’ Agreement, at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(d), 7(e), 7(f) and 7(g) or in paragraph 9 of this Agreement, without the necessity of proof of actual damage.

(i)             Stockholders’ Agreement. Nothing in this Agreement limits the obligations of Executive under the public announcements and confidentiality provisions of the Stockholders’ Agreement.

(j)             Reasonableness. Executive acknowledges that Executive’s obligations under this paragraph 7 and paragraph 9 of this Agreement are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Corporation and the Group Companies if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Corporation to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

8.             Definitions.

(a)            “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Corporation. In this definition, the term “control” (including with the correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(b)            “Board” means the Board of Directors of the Corporation.

(c)            “Business” means (i) the purchasing, selling, or marketing of natural gas, natural gas liquids, oil, hydrocarbons, brine, produced water or any derivative product thereof, including, without limitation, locating buyers and sellers, or negotiating purchase and sales contracts; (ii) the gathering, processing, fractionation, stabilization, and/or transporting of natural gas, natural gas liquids, oil, hydrocarbons, brine, produced water, or any derivative product thereof; (iii) any exploration for natural gas, natural gas liquids, oil, hydrocarbons, brine, produced water, or any derivative product thereof; (iv) investment in any Person that engages in any of the foregoing activities under sub-clauses (i) through (iii) above; and (v) the conduct of a business enterprise that is in an upstream oil and gas industry in North America that contributes ten percent (10%) or more to the Corporation’s gross revenue or deploys ten percent (10%) or more of the Corporation’s fixed assets.

10

(d)            “Bylaws” means the Bylaws of the Corporation, as such Bylaws may be adopted and/or amended from time to time in accordance with the Stockholders’ Agreement.

(e)            “Change in Control” means, in relation to the Corporation, where a person who did not previously exercise control over the Corporation acquires, or otherwise becomes able to exercise, control, or where a person who was previously able to exercise control over the Corporation ceases to be in a position to do so. In this definition, the term “control” means (i) control of more than two-thirds of the total voting rights conferred by all the issued and outstanding stock in the Corporation which are ordinarily exercisable in a general meeting, or (ii) the power to appoint the majority of the directors on the Board.

(f)             “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such laws, rules and regulations may be amended from time to time.

(g)            “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, as such laws, rules and regulations may be amended from time to time.

(h)            “Financial Year” means the financial year of the Corporation or the Group Companies (as applicable), which in each case (other than in the case of its first financial year) shall commence on January 1st and end on December 31st, provided that the first financial year of the Corporation shall be deemed to have commenced on May 1st, 2020 and end on December 31st, 2020.

(i)             “Permanent Disability” means that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive’s duties to the Corporation or any Group Company, as determined by the Board. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Corporation or any Group Company, if Executive is incapable of so doing for (i) a continuous period of one hundred and twenty (120) days and remains so incapable at the end of such 120-day period or (ii) periods amounting in the aggregate to one hundred and eighty (180) days within any one period of 365 days and remains so incapable at the end of such aggregate period of one hundred and eighty (180) days.

(j)             “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(k)            “Restricted Territory” means: (i) the United States and Canada; and/or (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of the separation of Executive’s employment and at any time during the two-year period prior to such separation.

11

(l)             “Separation For Cause” means the separation of Executive’s employment hereunder that is effected by the Corporation as a result of: (i) Executive’s indictment (or other criminal charge against Executive) for a felony, or Executive’s commission of fraud against the Corporation or any Group Company, (ii) misconduct by Executive that brings the Corporation or any Group Company or Affiliate of the Corporation into substantial public disgrace or disrepute, (iii) Executive’s gross negligence or gross misconduct with respect to the Corporation, any Group Company or any other subsidiary or affiliate of the Corporation, (iv) Executive’s insubordination to, or material failure to follow, the lawful directions of the Board or the Board Reserved Matters (as defined in the Stockholders’ Agreement), which, if curable, is not cured within ten (10) days after written notice thereof to Executive, (v) Executive’s material violation of paragraph 7 or 9 hereof, (vi) Executive’s material breach of any work rule or internal policy of the Corporation that is established in good faith which, if curable, is not cured within ten (10) days after written notice thereof to Executive, (vii) Executive violation of the FCPA or any state or federal anti-money laundering laws or (viii) any material breach by Executive of this Agreement (other than paragraphs 7 and 9) is not cured within thirty (30) days after written notice thereof to Executive. Notwithstanding the foregoing, no separation by the Corporation shall constitute a “Separation For Cause” unless (A) the Corporation provides Executive reasonable written notice of its intent to effect the separation of Executive by reason of a Separation For Cause, which such notice must include a statement that a majority of the Board has determined in good faith that an event described in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) exists and (B) Executive is given reasonable opportunity during the thirty (30) day period after receiving the notice described in the preceding clause (A) to be heard by the Board with Executive’s legal counsel.

(m)           “Separation With Good Reason” means a separation of Executive’s employment hereunder that is effected by Executive after: (i) a material reduction in either the Base Salary or the Target Incentive Compensation Amount, other than as part of an across-the-board reduction applicable to all Corporation executives of no greater than 10%, (ii) the material diminution in Executive’s position, duties, authority, reporting or responsibilities, (iii) any material breach by the Corporation of this Agreement (including the failure of the Corporation to satisfy the last sentence of paragraph 16 or its obligations in the second to last sentence of subparagraph 3(a)), (iv) any of the events set out under Clause 19.1.1(i) to (iii) of the Stockholders Agreement occurs and Executive elects to sell all (and not less than all) of the Stocks owned by him in accordance with Clause 19 of the Stockholders’ Agreement or (v) the involuntary permanent relocation (“permanent relocation” shall be defined as requiring Executive to be in such other location for more than 90 days per Financial Year) of Executive’s principal place of employment to a location more than thirty-five (35) miles beyond Executive’s principal place of employment in Denver, Colorado as of the Effective Date. Notwithstanding the foregoing, no separation of employment by Executive shall constitute a “Separation With Good Reason” unless (A) Executive gives the Corporation notice of the existence of an event described in clause (i), (ii), (iii), (iv) or (v) above, within thirty (30) days following the occurrence thereof, (B) the Corporation does not remedy such event described in clause (i), (ii), (iii) or (v) above, as applicable, within sixty (60) days of receiving the notice described in the preceding clause (A), and (C) Executive effects such separation of employment within ninety (90) days of the end of the cure period specified in clause (B) above.

12

(n)            “Separation Without Cause” means the separation of Executive’s employment hereunder that is effected by the Corporation for any reason other than a separation by reason of Executive’s death, for Permanent Disability or a Separation For Cause (it being understood that the Corporation shall use commercially reasonable efforts to avoid effecting a Separation Without Cause during the one-year period after the Effective Date).

(o)            “Stockholders’ Agreement” means the Stockholders’ Agreement dated 1 May 2020 relating to relating to BKV Corporation and its Group Companies, as such agreement may be amended from time to time.

(p)            “Voluntary Separation” means the separation of Executive’s employment hereunder that is effected by Executive for any reason, other than a Separation With Good Reason (it being understood that Executive may voluntarily resign his employment at any period after the Effective Date), by the Executive giving prior notice to the Corporation at least one hundred and eighty (180) days prior to the effective date of such separation.

9.             Non-Disparagement. Executive agrees not to disparage the Corporation, any Group Company or any of their respective businesses, assets, investments, products or practices, or any of their respective directors, officers, agents, representatives, partners, members, or Affiliates, either orally or in writing, at any time, and the Corporation shall use its commercially reasonable best efforts (and shall cause the Group Companies to use their commercially reasonable best efforts) to not disparage, and shall instruct their respective directors and executive officers not to disparage, Executive, either orally or in writing, at any time; provided, however, that Executive and the Corporation (and its directors and executive officers) may confer in confidence with their respective legal representatives and make truthful statements as required by law, or by governmental, regulatory or self-regulatory investigations or as truthful testimony in connection with any litigation involving Executive and the Corporation. During the Employment Period, this paragraph 9 shall only apply to public statements or private statements that are reasonably likely to become public as a result of communication to any person or entity that is a member of, employed or engaged by, or directly connected to any broadcast or other media.

10.           Survival. Subject to any limits on applicability contained therein, paragraph 7 and paragraph 9 hereof shall survive and continue in full force in accordance with their terms notwithstanding any ending of the Employment Period.

11.           Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Corporation is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed or assessed on Executive with respect to any such payment.

13

12.           Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

At the address contained in the Corporation’s payroll records

Notices to the Corporation:

BKV Corporation
1200 17th Street, Suite 2100
Denver, CO 80202
Attention: Board of Directors and General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered.

13.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

14.           Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral which may have related to the subject matter hereof in any way; provided, however, that for the avoidance of doubt, this Agreement shall have no effect on the Executive’s or the Corporation’s respective rights or the exercise thereof as set forth in Clauses 18 and 19 of the Stockholders Agreement.

15.           Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

16.           Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Corporation and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Corporation of all of its rights and obligations hereunder to any successor to the Corporation by merger or consolidation or purchase of all or substantially all of the Corporation’s assets; provided such transferee or successor assumes the liabilities of the Corporation hereunder. The Corporation shall require any successor to all or substantially all of its assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

17.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

14

18.           Dispute Resolution; Arbitration. Any dispute or controversy arising out of or relating to Executive’s employment, this Agreement (other than paragraph 7, which shall be determined by any court with competent jurisdiction), or the breach, termination or validity thereof, shall be finally determined and settled by binding, confidential arbitration conducted expeditiously in accordance with the rules for employment disputes in the Employment Arbitration Rules of the American Arbitration Association (the “AAA”) before one arbitrator of exemplary qualifications and stature, who shall be selected by mutual agreement by the parties hereto, or if the parties cannot agree on the selection of the arbitrator, who shall be selected by the AAA. The arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any question as to the arbitrability of a dispute and/or any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement. Either Executive or the Corporation may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with a dispute; provided, however, that all issues of final relief shall be decided in arbitration, and the pursuit of the temporary or preliminary injunctive relief shall not constitute a waiver of rights under this Agreement. All disputes will be arbitrated on an individual basis, and not on a class, collective, representative, or similar basis. Any such arbitration shall take place in the City of Denver, Colorado. The arbitration shall be governed by the Federal Arbitration Act and any judgment upon the award decided upon by the arbitrator may be entered by any court having jurisdiction thereof. Each party hereby acknowledges that compensatory damages include (without limitation) any benefit or right of indemnification given by another party to the other under this Agreement. The prevailing party in any such arbitration shall be entitled to recover from the other party its reasonable costs in connection therewith. To the maximum extent permitted by law, the parties, the witnesses, and the arbitrator shall treat all proceedings under this provision and any documents, filings, statements of claim, testimony, transcripts, expert reports, and the decisions of the arbitrator as confidential and shall not disclose any of the foregoing to any person or entity except in connection with proceedings conducted under this provision. The parties may disclose any information, document, or record that is governed by this provision, including any arbitration award, as may be required by applicable law or as necessary to enforce an arbitration award.

19.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Corporation and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.           Section 409A Compliance.

(a)            The parties intend for this Agreement to either comply with, or be exempt from, Section 409A, and all provisions of this Agreement will be interpreted and applied accordingly. If any compensation or benefits provided by this Agreement may result in the application of Section 409A, the Corporation shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferral of compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and without any diminution in the value of the payments or benefits to the Executive. In no event, however, shall this paragraph 20 or any other provisions of this Agreement be construed to require the Corporation to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Corporation shall have no responsibility for tax consequences to Executive (or his beneficiary) resulting from the terms or operation of this Agreement. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv).

15

(b)            To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service or (ii) the date of his death. Should this paragraph 20 result in payments or benefits to Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A, the Corporation shall make such payments and provide such benefits as provided for in this Agreement. For purposes of this paragraph 20, the terms “Specified Employee” and “Separation from Service” shall have the meanings ascribed to them in Section 409A.

21.           Indemnification. Executive shall be entitled to the protections (including insurance coverage) afforded in the Director and Officer Indemnification Agreement, dated as of September 26, 2018, between Executive and the Corporation.

22.           Section 280G of the Code. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive, whether or not payable upon a separation of Executive’s employment (“Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph 22 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of the Payments being subject to the Excise Tax; provided, however, that such Payments shall not be so reduced if a nationally recognized accounting firm selected by the Corporation in good faith (the “Accountants”) determines that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, federal, state and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local tax laws which applied (or is likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accountants determine to be likely to apply to Executive in the relevant tax year(s) in which any of the Payments are expected to be made), an amount that is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Corporation and Executive otherwise agree in writing, any determination required under this paragraph 22 shall be made in good faith by the Accountants in a timely manner and shall be binding on the parties absent manifest error. In the event of a reduction of Payments hereunder, the Payments shall be reduced in the order determined by the Accountants that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Section 409A. For purposes of making the calculations required by this paragraph 22, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Corporation and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this paragraph 22, and the Corporation shall bear the cost of all fees charged by the Accountants in connection with any calculations contemplated by this paragraph 22. To the extent requested by Executive, the Corporation shall cooperate with Executive in good faith in valuing, and the Accountants shall value, services to be provided by Executive (including Executive refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code. Notwithstanding the foregoing, if the transaction which causes the application of Section 280G of the Code occurs at a time during which the Corporation qualifies under Section 2(a)(i) of Q&A-6 of Treasury Regulation Section 1.280G, upon the request of Executive, the Corporation shall use reasonable efforts to obtain the vote of equity holders described in Q&A-7 of Treasury Regulation Section 1.280G.

[SIGNATURES ON FOLLOWING PAGE]

16

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Corporation

By:	/s/ Thiti Mekavichai
Name: Thiti Mekavichai
Title: Director and President

Executive

/s/ Christopher Pungya Kalnin
Christopher Pungya Kalnin

17

EXHIBIT A
RELEASE AGREEMENT

RELEASE AGREEMENT, dated as of _______________ (this “Agreement”), by and between BKV Corporation, a Delaware corporation (the “Corporation”) and Christopher Pungya Kalnin (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive’s employment agreement with the Corporation, dated August 4, 2020 (as such employment agreement may be amended from time to time, the “Employment Agreement”), provides for certain post-separation payments and benefits to Executive pursuant to subparagraphs 6(b) or 6(c), as applicable, and under subparagraph 6(e), if applicable, thereof, subject to Executive executing and not revoking a release of claims against the Corporation and the Releasees (as defined below); and

WHEREAS, Executive desires, and the Corporation agrees, that the Corporation shall provide a release of claims with respect to Executive’s employment and his separation of employment pursuant to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth in the Employment Agreement and this Agreement, and in consideration for the payments and benefits to be provided to Executive pursuant to subparagraph 6(b) or 6(c), as applicable, and under subparagraph 6(d), if applicable, of the Employment Agreement, and for other good and valuable consideration, the sufficiency of which is hereby recognized by the Parties, the Parties agree as follows:

1.             Separation of Employment. Executive acknowledges and agrees that his separation of employment with the Corporation and its subsidiaries and affiliates will occur effective _______________ (the “Separation Date”). As of the Separation Date, Executive will resign all positions he held as an officer, director or employee of the Corporation and its subsidiaries (the “Group Companies”), and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Corporation to effectuate or memorialize the resignation of such positions.

2.             Consideration. Executive and the Corporation each acknowledge that in consideration of Executive’s employment and in consideration for the payments set forth in the Employment Agreement that are subject to the release provision of subparagraph 6(i) of the Employment Agreement (the “Payments”), the following shall apply.

18

3.             General Release of Claims. In exchange for the mutual promises set forth in this Agreement (including the Payments), Executive, on behalf of himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Corporation, each Group Company, including, in each case, its past or present employees, officers, directors, trustees, board members, shareholders, agents, affiliates, parent entities, subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that in any way arise from, grow out of, or are related to Executive’s employment with the Corporation or any of the Group Companies or his separation of employment therefrom. By way of example only and without limiting the immediately preceding sentence, Executive agrees that he is releasing, waiving, and discharging any and all claims against the Corporation and the Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Non-Discrimination Act (GINA), the Sarbanes-Oxley Act, or other applicable state civil rights law(s) or any other federal law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any claims to attorneys’ fees or costs thereunder, (b) any claims for wrongful discharge, retaliatory discharge, negligent or intentional infliction of emotional distress, interference with contractual relations, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law theory of recovery under any federal, state or municipal common law, or (c) any other federal, state or municipal law, statute, ordinance or common law doctrine affecting employment rights. Nothing herein shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission or the United States Securities and Exchange Commission Whistleblower unit or participating in investigations by those entities. However, Executive acknowledges that by signing this Agreement, Executive waives his right to seek individual remedies in any such action or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including but not limited to, back pay, front pay, or reinstatement. Executive further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Agreement, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights: (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Corporation’s group benefit plans pursuant to the terms and conditions of the Employment Agreement and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and to any vested benefits to which he is entitled under any retirement plan of the Corporation that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or under any equity-based plan or deferred compensation plan of the Corporation; (iii) Executive’s right, if any, to indemnification, advancement of expenses and the protections of any directors’ and officers’ liability policies of the Corporation, as set forth in paragraph 20 of the Employment Agreement; (iv) Executive’s rights to any payments or benefits due to him under paragraph 6 of the Employment Agreement (including under the applicable agreements referenced therein (to the extent provided in paragraph 6 of the Employment Agreement)); (v) any rights under this Agreement; and (vi) any claim that cannot lawfully be waived by private agreement.

4.             No Claims Filed. Executive affirms that, as of the date of execution of this Agreement, he has filed no lawsuit, charge, claim or complaint with any governmental agency, arbitral tribunal or arbitrator, or in any court against the Corporation or the Releasees.

5.             Employment Agreement Provisions. The provisions of paragraphs 7 (Competitive Activity; Confidentiality; Non-solicitation), 11 (Taxes), 12 (Notices), 17 (Governing Law) and 18 (Dispute Resolution; Arbitration) of the Employment Agreement are hereby expressly incorporated by reference.

19

6.             Nondisclosure of Terms. Executive agrees that the existence, terms and conditions of this Agreement, and any and all underlying communications and negotiations in connection with or leading to this Agreement, are and shall remain confidential unless publicly filed. Except as specifically set forth in this paragraph 6, Executive shall not disclose the existence or terms of this Agreement in whole or in part to any individual or entity without prior written consent of the Corporation. Executive agrees that he will not disclose the existence or terms of this Agreement to any person except (a) to members of Executive’s immediate family and his professional advisors, who shall be advised of this confidentiality provision; (b) to the extent required by a final and binding court order or other compulsory process; (c) to any federal, state, or local taxing authority or to any other governmental or regulatory body if requested in an investigation; or (d) to the extent reasonably appropriate in connection with litigation over this Agreement. Upon Executive’s receipt of any order, subpoena or other compulsory process demanding production or disclosure of this Agreement, Executive agrees that, to the extent legally permitted, he will promptly notify the Corporation in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure, at least ten (10) business days prior to the date that such disclosure is to be made or immediately upon receipt of the requested disclosure. Executive agrees not to oppose any action that the Corporation might take with respect to any such requested disclosure. Executive further agrees to instruct his counsel not to disclose to any person or entity, including potential or existing clients, the existence or terms of this Agreement. Notwithstanding the foregoing, nothing in this Agreement prevents Executive from providing, without prior notice to the Corporation, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the United States Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

7.             Future Cooperation. Executive agrees that, as reasonably requested for (a) the 12 months following the separation of his employment, he will (i) fully cooperate with the Corporation in effecting an orderly transition of his duties and (ii) without any additional compensation, respond to reasonable requests for information from the Corporation regarding matters that may arise in the Corporation’s business and (b) the three-year period following the separation of his employment, fully and completely cooperate with the Corporation, its advisors and its legal counsel with respect to any litigation that is pending against the Corporation and any claim or action that may be filed against the Corporation in the future. Such cooperation reflected in part (b) above shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Corporation in preparing defenses to any pending or potential future claims against the Corporation. Any cooperation under this paragraph 7 shall be subject to Executive’s business and personal commitments and shall not require Executive to cooperate against his own legal interests or the legal interests of any future employer. The Corporation agrees to pay/reimburse Executive within thirty (30) days of receipt of an invoice for any reasonable expenses incurred as a result of his cooperation with the Corporation pursuant to this paragraph 7 including reasonable fees actually incurred by legal counsel for Executive if Executive believes separate counsel is reasonably necessary.

20

8.             Assistance to Others. Executive agrees following the separation of his employment described in this Agreement, not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission (EEOC) or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Corporation or any of its Group Companies, except as required by law, subpoena or other compulsory process. Moreover, Executive agrees that to the extent he is compelled to cooperate with such third parties during the three-year period following such separation of employment, he shall disclose to the Corporation in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate. Further, Executive agrees that within three (3) days after such cooperation, he will offer to meet with representatives of the Corporation and disclose the information that he provided to the third party, to the extent permitted by law. Further, if Executive is legally required to appear or participate in any proceeding that involves or is brought against the Corporation or any of the Group Companies, within three years following such separation of employment, Executive agrees, unless prohibited by law, to disclose to the Corporation in advance what he plans to say or produce and otherwise cooperate fully with the Corporation or the Group Companies. Executive’s agreement not to provide assistance or cooperation shall not require Executive to refrain from assisting or cooperating with any future employer.

9.             ADEA/OWBPA Waiver & Acknowledgment. Insofar as this Agreement pertains to the release of Executive’s claims, if any, under the ADEA or other civil rights laws, Executive, pursuant to and in compliance with the rights afforded him under the Older Workers Benefit Protection Act: (a) is hereby advised to consult with an attorney before executing this Agreement; (b) is hereby afforded twenty-one (21) days to consider this Agreement (the “Consideration Period”); (c) may revoke this Agreement any time within the seven (7) day period following his execution of this Agreement (the “Revocation Period”) by providing written notice to the Corporation on or before 5:00 PM. Eastern Daylight Time on the seventh day after Executive signs this Agreement; (d) is hereby advised that this Agreement shall not become effective or enforceable until the seven (7) day Revocation Period has expired; and (e) is hereby advised that he is not waiving claims that may arise after the date on which he executes this Agreement. If this Agreement is revoked within the Revocation Period, the Corporation shall have no obligations under this Agreement, including the obligation to make the Payments. If this Agreement is not revoked by Executive within the Revocation Period, this Agreement will be effective and enforceable on the date immediately following the last day of the seven (7) day Revocation Period (the “Effective Date”). The offer to enter into this Agreement shall remain open for the twenty-one (21) day Consideration Period, after which time it shall be withdrawn.

10.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

21

11.           Voluntary Execution. Executive acknowledges that he is executing this Agreement voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Agreement. Further, Executive acknowledges that he received a copy of this Agreement on _______________, and has had an opportunity to carefully review this Agreement with his attorney prior to executing it or warrants that he chooses not to have an attorney review this Agreement prior to signing. Executive will be responsible for any attorneys’ fees incurred in connection with review of this Agreement by his attorneys.

12.           No Assignment of Claims. Executive hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

13.           Complete Agreement. This Agreement embodies the complete agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. Any amendments, additions or other modifications to this Agreement must be done in writing and signed by both Parties.

14.           Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

15.           Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Corporation and their respective heirs, executors, personal representatives, successors and assigns, except that neither Party may assign any rights or delegate any obligations hereunder without the prior written consent of the other Party. Executive hereby consents to the assignment by the Corporation of all of its rights and obligations hereunder to any successor to the Corporation by merger or consolidation or purchase of all or substantially all of the Corporation’s assets, provided such transferee or successor assumes the liabilities of the Corporation hereunder.

[SIGNATURES ON FOLLOWING PAGE]

22

IN WITNESS WHEREOF, the parties hereto hereby certify that they have read this Agreement in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

Corporation

By:	Date:
Name:
Title:

Executive

Date:
Christopher Pungya Kalnin

23